EXHIBIT 99.1

Patriot Motorcycle Corporation Adds

R. Scott Watson as Chief Operating Officer

SAN CLEMENTE, Calif. -- (WIRE SERVICE) -- October 4, 2005 --Patriot Motorcycle Corporation (Pink Sheets: PMCY), exclusive worldwide distributor of the Yamoto line of Dirt Bike motorcycles and All Terrain Vehicles (ATVs), announced it has appointed R. Scott Watson as Chief Operating Officer, a newly created position.

Mr. Watson brings 20 years of technical and senior level management experience to the Patriot Executive Management team. His career began in the technology sector and in 1984 he sold computers to Michael Dell -- even before Dell Computer was formed. Since then, Mr. Watson has been instrumental in directing and leading some of the best known technology companies in the world, including Dell Computer Corporation and others such as U.S. Robotics and 3COM Corporation. In 1992, Entrepreneur Magazine featured him for his role in developing an international computer service organization with over 100 locations worldwide and sales in excess of 40 Million dollars.

As Chief Operating Officer (COO) Mr. Watson will: coordinate activities with primary suppliers; review manufacturing procedures and supervise implementation of product modifications; hire and direct division general managers for the Company's product lines; assist Finance and IT in the development and implementation of accounting and management systems; establish criteria for new distributors and dealers; maintain current dealer and distributor relationships; supervise compliance and regulatory management; develop preliminary divisional and corporate business plans and operating budgets; and provide recommendations for KMIP (Key Manager Incentive Plans).

"I am honored to have been asked to join this legendary team of motor sport industry professionals," notes newly appointed Chief Operating Officer, Scott Watson. "The energy and excitement of the Patriot organization parallels the early days of the computer industry. The potential for profitable growth is very similar to many of the powerhouse technology companies that emerged in that era&such as Dell Corporation."

"We are pleased that the steady growth and solid reputation of the Patriot organization enables us to attract high caliber management talent such as Scott Watson," states Michel Attias, Chairman and Chief Executive Officer of Patriot Motorcycle Corporation.

About Patriot Motorcycle Corporation

Patriot Motorcycle Corporation (PMCY) is the exclusive distributor of the Yamoto line of Dirt Bike motorcycles and All Terrain Vehicles (ATVs) manufactured in China. The company and its management are firmly committed to building the Yamoto by Patriot (TM) brand, to building a significant and substantial Domestic and International dealer organization and to distributing the finest products that consistently out-price the competition (by as much as 50%). Patriot is also the first and only company to offer a Five Year Guarantee based on after-sale use of its co-branded zMAX® Micro-Lubricant. Yamoto by Patriot (TM) -- "Poised to become the first great Chinese-manufactured brand."

Patriot Motorcycle Corporation also has a line of domestic V-Twin custom street bikes branded under the name Steed by Patriot (TM). Additional Patriot branded products and accessories are also being evaluated. For more information visit www.patriotmotorcycles.com.

Note: Statements contained in this release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are made based upon information available as of the date hereof, and the company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties and the company's actual results may differ from these forward-looking statements. Such risks and uncertainties include, but are no limited to, demand for the company's products and services, Patriot Motorcycle Corporation's (PMCY) ability to continue to develop its market, general economic conditions and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

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Contact:

Patriot Motorcycle Corporation

Mark Green, 949-488-0434 x 202

mgreen@patriotmotorcycles.com

Investor relations contact:

Dan Duquette 949-488-0434 x 208

or (714) 915-4820

dand@patriotmotorcycles.com

Source: Patriot Motorcycle Corporation